Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-174272) on Form S-8 of Lapolla Industries, Inc. of our report dated February 15, 2017, relating to our audit of the financial statements, which appear in the Annual Report on Form 10-K of Lapolla Industries, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Hein & Associates LLP
Houston, Texas

February 15, 2017